Exhibit 99.1

Precision Therapeutics Reports First Quarter 2019 Financial Results and Provides Corporate Update

Management to Host Conference Call to Review Financial Results and Provide Corporate Update at 4:30PM Today

MINNEAPOLIS, May 15, 2019 (GLOBE NEWSWIRE) -- Precision Therapeutics Inc. (Nasdaq: AIPT) (“Precision” or “the Company”), a company focused on applying artificial intelligence to personalized medicine and drug discovery, today announced financial results for the quarter ended March 31, 2019 and provided a business update.

Business highlights of the first quarter of 2019 through recent weeks include:

•	Helomics, Inc. and National Alopecia Areata Foundation signed a services agreement to provide next-generation patient registry for Alopecia Areata Research
•	TumorGenesis and partner 48Hour Discovery received Alberta Innovates grant for development of novel cancer treatments
•	Helomics contracted to provide CRO and Artificial Intelligence drug development services to SpeciCare for a precision medicine trial
•	Helomics initiated a collaboration with Viome to determine role of gut microbiome in ovarian cancer
•	Helomics merger completed on April 4, 2019
•	Completed public offerings of $1.2 and $1.1 million
•	Skyline Medical division completed sales in Saudi Arabia and Australia
•	TumorGenesis identified key biomarkers that may be potential treatment approaches for thyroid cancer
•	Skyline Medical division signed Taiwanese distribution agreement
•	CEO Carl Schwartz invested $1.62 million into the company since November 2018

Dr. Carl Schwartz, Precision’s Chief Executive Officer commented, “2019 began as a very strong and highly productive year for Precision Therapeutics, with key execution across all aspects of our business. With the Helomics merger now complete, we have already begun seeing numerous collaborations take place, including an exciting and potentially rewarding partnership with Viome to study the link between the gut biome and ovarian cancer. In addition, we have entered into an alliance with the National Alopecia Areata Foundation to provide next generation patient registry for Alopecia Areata research and entered into an exciting alliance with SpeciCare to study innovative personalized medicine opportunities for cancer patients. These exciting relationships represent strong opportunities to potentially monetize our proprietary AI and data-driven precision medicine offerings along with our CRO services. Our TumorGenesis business continues to be at the forefront of new discovery in oncology and we were thrilled to announce that TumorGenesis participated with 48Hour Discovery (48HD), a Canadian partner, in receiving a $300,000 CAD grant through the Alberta Innovates Product Demonstration Program to commercialize TumorGenesis’ Oncology Discovery Platform Kits, in collaboration with 48HD’s to inform personalized treatment decisions in cancer treatments. Interest in our Skyline Medical division’s STREAMWAY system division continues to increase across the globe and we anticipate growth of that business as we expand our sales and marketing efforts globally.”

Financial Results

Revenue for the quarter ended March 31, 2019 was $255,000, compared with $412,000 for the same period of 2018, a 38 percent decrease year over year. Revenue included the sale of seven STREAMWAY systems and disposable supplies, three domestically and four internationally, compared to 16 sales of the system in the comparable period of 2018. Cost of sales was $74,000 in the first quarter of 2019, compared to $117,000 in Q1 2018. Gross profit margin remained steady at 71 percent both in the first quarters of 2019 and 2018. Operating expenses for the quarter ended March 31, 2019 increased by $179,000 compared with the comparable quarter of 2018. General and accounting expenses were approximately $1.5 million, compared to approximately $1.2 million during the same period of the previous year. Sales and marketing expenses remained relatively consistent at $554,216, compared to 550,538 during Q1 2018.

Cash balance as of March 31, 2019 was $1.1 million.

Conference Call

The company will host a conference call at 4:30 today to review these results. Participants are asked to preregister for the call through the following link http://dpregister.com/10131658. Please note that registered participants will receive their dial in number upon registration and will dial directly into the call without delay. Those without internet access or who are unable to pre-register may dial in by calling: 1-866-777- 2509 (domestic), 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Precision Therapeutics Inc., call. Following management’s formal remarks, there will be a question and answer session with equity analysts.

The conference call will also be available through a live webcast, which can be accessed via the following link: https://services.choruscall.com/links/aipt190515.html, which will also be available through the company’s website at: http://investors.skylinemedical.com/events-and-presentations.

A replay of the call will be available approximately one hour after the end of the call through June 15, 2019. The replay can be accessed via Precision’s website or by dialing 1-877-344-7529 (U.S.) or +1-412-317-0088 (international). The replay conference playback code is 10131658.

A webcast replay of the call will also be available approximately one hour after the end of the call through August 15, 2019. The replay can be accessed through the above links.

About Precision Therapeutics Inc.

Precision Therapeutics (Nasdaq: AIPT) operates through its three wholly owned subsidiaries, Helomics, TumorGenesis and Skyline Medical. Helomics applies artificial intelligence to its rich data gathered from patient tumors to both personalize cancer therapies for patients and drive the development of new targeted therapies in collaborations with pharmaceutical companies. Helomics’ CLIA-certified lab provides clinical testing that assists oncologists in individualizing patient treatment decisions, by providing an evidence-based roadmap for therapy. In addition to its proprietary precision oncology platform, Helomics offers boutique CRO services that leverage its TruTumor™, patient-derived tumor models coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and an AI-powered proprietary bioinformatics platform (D-CHIP) to provide a tailored solution to its clients’ specific needs. Precision’s TumorGenesis subsidiary is developing a new rapid approach to growing tumors in the laboratory, which essentially “fools” cancer cells into thinking they are still growing inside a patient. Its proprietary Oncology Discovery Technology Platform kits will assist researchers and clinicians to identify which cancer cells bind to specific biomarkers. Once the biomarkers are identified they can be used in TumorGenesis’ Oncology Capture Technology Platforms which isolate and help categorize an individual patient’s heterogeneous tumor samples to enable the development of patient specific treatment options. Helomics and TumorGenesis are focused on ovarian cancer. Precision’s Skyline Medical subsidiary markets its patented and FDA cleared STREAMWAY System which automates the collection, measurement and disposal of waste fluid, including blood, irrigation fluid and others, within a medical facility, through both domestic and international divisions. The company has achieved sales in five of the seven continents through both direct sales and distributor partners. For more information, please visit www.precisiontherapeutics.com.

Forward-looking Statements

Certain of the matters discussed in the press release contain forward-looking statements that involve material risks to and uncertainties in the Company’s business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include (i) risks related to the recent merger with Helomics, including the fact that the combined company will not be able to continue operating without additional financing; possible failure to realize anticipated benefits of the merger; costs associated with the merger may be higher than expected; the merger may result in disruption of the Company’s and Helomics’ existing businesses, distraction of management and diversion of resources; and the market price of the Company’s common stock may decline as a result of the merger; (ii) risks related to our partnerships with other companies, including the need to negotiate the definitive agreements; possible failure to realize anticipated benefits of these partnerships; and costs of providing funding to our partner companies, which may never be repaid or provide anticipated returns; and (iii) other risks and uncertainties relating to the Company that include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; sales cycles that can be longer than expected, resulting in delays in projected sales or failure to make such sales; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; Precision’s ability to implement its long range business plan for various applications of its technology; Precision’s ability to enter into agreements with any necessary marketing and/or distribution partners and with any strategic or joint venture partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of Precision’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC, which are available for review at www.sec.gov. This is not a solicitation to buy or sell securities and does not purport to be an analysis of Precision’s financial position. See Precision’s most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

Contacts:
Investor Relations

CORE IR

Bret Shapiro
(212) 896-1203

brets@coreir.com

Media

Jules Abraham
CORE IR

julesa@coreir.com
917-885-7378

PRECISION THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,124,730	$162,152
Accounts Receivable	173,443	232,602
Notes Receivable (inclusive of $738,138 and $452,775 in advances to Helomics)	1,801,479	497,276
Inventories	289,023	241,066
Prepaid Expense and other assets	265,584	318,431
Total Current Assets	3,654,259	1,451,527

Notes Receivable	-	1,112,524
Fixed Assets, net	148,709	180,453
Intangibles, net	950,049	964,495
Lease Right-of-Use Assets	333,944	-
Total Assets	$5,086,961	$3,708,999

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$432,198	$445,689
Note Payable – Bridge Loan Net of Discount of $646,524 and $969,786	1,812,037	1,327,942
Notes Payable – Net of Discount of $352,961 and $63,028	1,267,039	306,972
Accrued Expenses	797,599	1,279,114
Derivative Liability	353,210	272,745
Deferred Revenue	20,929	23,065
Current Lease Liability	78,819	-
Total Current Liabilities	4,761,831	3,655,527

Lease Liability	225,125	-

Total Liabilities	5,016,956	3,655,527
Stockholders’ Equity:
Series B Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 79,246 and 79,246 outstanding	792	792
Common Stock, $.01 par value, 100,000,000 authorized, 17,360,144 and 14,091,748 outstanding	173,601	140,917
Additional paid-in capital	66,296,741	63,019,708
Accumulated Deficit	(66,401,129)	(63,107,945)

Total Stockholders' Equity	70,005	53,472

Total Liabilities and Stockholders' Equity	$5,086,961	$3,708,999

PRECISION THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue	$255,241	$411,593
Cost of goods sold	73,717	117,343
Gross margin	181,524	294,250
General and administrative expense	1,497,945	1,241,961
Operations expense	466,566	287,590
Sales and marketing expense	554,216	550,538
Total operating loss	2,337,203	1,785,839

Other income	53,432	27,655
Other expense	569,776	1,838
Loss on equity method investment	439,637	-
Net loss attributable to common shareholders	$(3,293,184)	$(1,760,022)
Loss per common share - basic and diluted	$(0.21)	$(0.15)
Weighted average shares used in computation - basic and diluted	15,731,517	11,383,217

PRECISION THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flow from operating activities:
Net loss	$(3,293,184)	$(1,760,022)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on equity method investment	439,637	-
Depreciation and amortization	39,526	18,167
Vesting expense for stock options	263,600	226,387
Amortization of debt discount	468,564	-
Loss on valuation of equity-linked instruments	19,408	-
Changes in assets and liabilities:
Accounts receivable	59,159	(104,265)
Inventories	(47,957)	(7,511)
Prepaid expense and other assets	(3,273)	81,661
Accounts payable	(13,491)	45,847
Accrued expenses	21,494	(226,775)
Deferred revenue	(2,136)	32,193
Net cash used in operating activities:
Cash flow from investing activities:	(2,048,653)	(1,694,318)
Redemption of certificates of deposit	-	244,971
Advance on notes receivable	(631,316)	(42,524)
Purchase of fixed assets	-	(32,789)
Transfer of fixed assets to inventory	9,863	-
Acquisition of intangibles	(3,198)	(24,029)
Net cash (used in) provided by investing activities:	(624,651)	145,629

Cash flow from financing activities:
Extinguishment of convertible debt	(93,827)	-
Proceeds from debt issuance	1,250,000	-
Proceeds from exercise of warrants into common stock	-	55,794
Issuance of common stock	2,479,709	2,959,509
Net cash provided by financing activities	3,635,882	3,015,303

Net increase in cash and cash equivalents	962,578	1,466,614
Cash at beginning of period	162,152	766,189
Cash at end of period	$1,124,730	$2,232,803
Non-cash transactions:
Bridge loan conversion into common stock	$90,000	$-
Forbearance settlement bridge loan	$503,009	$-
Additional warrants issued pursuant to CEO note payable	$8,665	$-
Conversion of preferred stock to common stock	$-	$6,479
Equity method investment - Helomics	$-	$1,542,250